Exhibit 10.12

AMENDED AND RESTATED
SEPARATION AGREEMENT AND GENERAL RELEASE

This AMENDED AND RESTATED SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made as of this 27th day of July 2009 by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation, having an address at 708 Third Avenue, New York, New York 10017 (“Medialink”), and KENNETH G. TOROSIAN, an individual residing at 420 Bellwood Avenue, Sleepy Hollow, New York 10591 (“Torosian”).
WHEREAS, the parties entered into a Separation Agreement and General Release on June 18, 2009 (the “Original Agreement”), which Original Agreement became effective on July 1, 2009, the execution date of the Merger Agreement (as defined below); and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety and replace the Original Agreement with this Amended and Restated Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.           The Original Agreement is hereby replaced in its entirety with this Agreement.  The terms hereof are in replacement of, and not a supplement of, the terms of the Original Agreement.  This Agreement shall be deemed effective (the “Effective Date”) on the date hereof; provided, however, that in the event that the proposed merger transaction (the “Merger”) pursuant to that certain agreement and plan of merger (the “Merger Agreement”) between Medialink, The NewsMarket, Inc. (“TNM”) and a wholly owned subsidiary of TNM (the “Merger Partner”) is not consummated by December 31, 2009, then this Agreement shall be null and void and of no force and effect.

2.           Torosian and Medialink are parties to that certain Amended and Restated Employment Agreement dated as of November 12, 2008 (the “Employment Agreement”) pursuant to which Torosian performed duties as the Chief Financial Officer of Medialink.  Certain terms of the Employment Agreement, including without limitation, Sections 5.3-5.5, 8.3 and 11 and Exhibit A are expressly modified by the terms of this Agreement.  Torosian’s employment relationship with Medialink will be deemed (with no further action required by Medialink) terminated by Medialink effective as of the date on which the Merger becomes effective (the “Termination Date”).  The termination of Torosian’s employment hereunder shall not be deemed a For Cause termination, as such term is defined in the Employment Agreement.  Nothing herein shall be deemed to affect Torosian’s compensation or benefits prior to the Termination Date.

3.           Torosian acknowledges that he fully understands the terms and implications of this Agreement.  Torosian has carefully considered other alternatives to executing this Agreement and has decided that he will execute this Agreement.

4.           Torosian understands that he will have up to twenty-one (21) days from the date hereof to review and execute this Agreement and that he shall have the right, within seven (7) days after his execution of this Agreement, to revoke same unless such right is waived by Torosian.  If and to the extent Torosian executes this Agreement prior to the expiration of the twenty-one (21) day period referred to above, Torosian represents and warrants to Medialink that he has done so knowingly and voluntarily.

5.           Torosian further recognizes that he executes this Agreement voluntarily and that Medialink requires that he discuss the same with his legal advisors to ensure full and thorough knowledge of the legal significance of this Agreement.  Medialink agrees to reimburse Torosian for all reasonable legal fees incurred in the review of this Agreement, up to a maximum reimbursement of $1,500.  Torosian has been represented by ______________________________ in his review and consideration of this Agreement.

6.           (a)           In lieu and in place of any payments or benefits otherwise due Torosian under Sections 5.3-5.5 and/or 8.3 and Exhibit A of the Employment Agreement and in consideration for Torosian signing and adhering to the terms and conditions of this Agreement, Torosian will receive the gross amount of Six Hundred Twenty Thousand and 00/100 ($620,000) Dollars, subject to downward adjustment as set forth below, which amount shall be reduced by all applicable deductions as shall be required to be withheld by applicable law and regulation (the “Severance Payment”).  Such Severance Payment shall not be offset by any amounts Torosian earns or could have earned with reasonable diligence after the Termination Date.  Torosian expressly releases Medialink from making any payments or making any benefits available pursuant to Sections 5.3-5.5 and/or 8.3 and Exhibit A of the Employment Agreement.

(b)           The amount of the Severance Payment referenced above is subject to downward adjustment based on Medialink’s Adjusted Cash Balance as of the closing of the Merger (the “Closing”).  For purposes of this calculation, Adjusted Cash Balance means the sum of (A) the actual cash available at the Closing (after payment or accrual of Medialink’s transaction costs associated with the Merger) (i) prior to payment of (x) contractual and non-contractual severance obligations (including the Severance Payment) and (y) 2009 board of directors’ fees, and (ii) adjusted, upward or downward for the Working Capital Adjustment (as such term is defined in the Merger Agreement) and (B) the amount of severance obligations assumed by the Merger Partner pursuant to the Merger Agreement.  The amount of the Severance Payment shall be adjusted as follows:

(i)           If the Adjusted Cash Balance is at least equal to $1,390,000, there shall be no adjustment to the amount of the Severance Payment;

(ii)           If the Adjusted Cash Balance is at least equal to $1,126,000 but less than $1,390,000, then the Severance Payment shall be reduced by an amount equal to the product of (A) 0.55 and (B) the amount by which the actual Adjusted Cash Balance falls short of $1,390,000; or

(iii)           If the Adjusted Cash Balance is less than $1,126,000, then the Severance Payment shall be reduced by an amount equal to the sum of (A) $145,000 and (B) the product of (x) 0.50 and (y) the amount by which the actual Adjusted Cash Balance falls short of $1,126,000.

For purposes of clarification, an adjustment shall be made pursuant to only one of Sections 6(b)(ii) or 6(b)(iii) above, but not both.

(c)           Torosian and Medialink agree that notwithstanding anything to the contrary herein, in the event that during the period between the Effective Date and the Termination Date, Torosian dies or suffers a Disability (as such term is defined in Section 6.1 of the Employment Agreement), then Torosian (or his estate, as the case may be) shall be entitled to receive from Medialink the benefits set forth in Sections 5.4 (upon death) or 5.5 (upon a Disability) of the Employment Agreement until the Termination Date, and from and after the Termination Date, if any, Torosian (or his estate, as the case may be) shall receive, in lieu of such benefits, the payment set forth in Section 6(a), as adjusted by Section 6(b) of this Agreement.

(d)           Torosian and Medialink agree that the Severance Payment (as calculated hereunder) will be payable as follows:

(i)           If the Adjusted Cash Balance is at least equal to $1,540,000, then the entire Severance Payment shall be payable in one lump sum no later than fifteen (15) business days after the Termination Date; and

(ii)           If the Adjusted Cash Balance is at least equal to $1,390,001, but less than $1,540,000, then (A) the portion of the Severance Payment equal to $150,000 minus (B) the amount by which the Adjusted Cash Balance exceeds $1,390,000 shall be payable in six equal monthly installments beginning on the 30 day anniversary of the Termination Date and the balance of the Severance Payment shall be payable in one lump sum no later than fifteen (15) business days after the Termination Date.  For example, if the Adjusted Cash Balance is $1,425,000, then $115,000 of the Severance Payment shall be payable in six equal monthly installments and $505,000 of the Severance Payment shall be payable in one lump sum no later than fifteen (15) business days after the Termination Date; and

(iii)           If the Adjusted Cash Balance is less than $1,390,001, then $150,000 of the Severance Payment shall be payable in six equal monthly installments beginning on the 30 day anniversary of the Termination Date and the balance of the Severance Payment shall be payable in one lump sum no later than fifteen (15) business days after the Termination Date.

7.           The Company agrees to pay and Torosian acknowledges that he will have been paid his accrued and unpaid salary and bonus through the Termination Date and is not entitled to any further payments for same.  Torosian further acknowledges that he will not be entitled to participate in any of Medialink’s benefit plans after the Termination Date; provided, however, that Torosian may continue to participate in Medialink’s hospitalization and group health benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) at Torosian’s sole cost and expense, unless otherwise provided by law.

8.           As a condition to Torosian receiving the Severance Payment referenced above and as a material inducement for Medialink to enter into this Agreement:

(a)           Torosian agrees to be available to Medialink for telephone consultations for up to thirty (30) days after the Termination Date.  In no event shall Torosian be required to be available for more than an aggregate of ten (10) hours during such period.

(b)           Torosian agrees that on the Termination Date, Torosian shall deliver all Medialink Property, as hereinafter defined, in his custody or possession to Medialink or its representatives, and Torosian represents and warrants that no such Medialink Property or copies thereof have been knowingly retained by him, any of his representatives or any person, firm or corporation owned or controlled by him or delivered to any third party other than in the normal course of performing his duties pursuant to the Employment Agreement.  The term “Medialink Property” as used herein means any and all confidential or proprietary materials belonging to Medialink that are in Torosian’s possession, including but not limited to books, records, files, documents, accounting or financial records, statements, reports, equipment, computer hardware, computer software, programs, contact lists, customer data and files (hardcopies and electronic), any proprietary information or data of Medialink in any format and any and all copies thereof, hard drives, keys to Torosian’s offices and files, computer passwords provided by Medialink to Torosian, passwords established by Torosian on Medialink hardware and passwords established by Torosian on any file containing Medialink information.  Notwithstanding the foregoing, Torosian shall be permitted, at his sole option, to retain the cell phone and phone number, pda/BlackBerry, laptop computer with one docking station and one monitor that were used by Torosian immediately prior to the Termination Date; provided however, that all Medialink Property must be removed from each item retained, and each retained item shall be subject to prompt review and modification by Medialink’s IT personnel to ensure that all Medialink Property has been permanently removed therefrom.  In addition, the laptop computer, if any, retained by Torosian shall be reformatted by Medialink’s personnel; provided, however, that Medialink will reload standard software (including, but not limited to, Microsoft Office and Adobe Acrobat) on the retained laptop computer and, to the extent reasonably practicable, provide Torosian with the pertinent licenses, discs, and manuals related to such reloaded software.  After the Termination Date, Torosian, and not Medialink, shall be responsible for any service fees associated with the use and maintenance of any of the retained items.

(c)           Torosian acknowledges that the principal business of Medialink is providing video and audio production and satellite and other distribution services to television and radio stations and online news outlets for corporations and other organizations seeking to communicate their news to the public (the “Business”).  Torosian acknowledges that he has acquired confidential information concerning Medialink and the Business and that, among other things, his knowledge of the Business was enhanced through his employment by Medialink. Torosian acknowledges that such information is of great value to Medialink, is the sole property of Medialink, and was acquired by him in confidence.

(d)           Torosian hereby confirms that (i) the confidentiality and transfer of developments obligations set forth in Section 10.1 of the Employment Agreement survive the termination of Torosian’s employment and (ii) Torosian will abide by and adhere to such obligations.

(e)           The Parties agree that the provisions of Section 11 of the Employment Agreement are hereby waived and replaced by this Section 8(e).  Torosian acknowledges that it is reasonably necessary for the protection of Medialink that Torosian agree, and, accordingly, Torosian does hereby agree, that for the period ending on the three (3) month anniversary of the Termination Date, he will not, directly or indirectly:

i.      employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of Medialink; or

ii.           solicit, directly or indirectly, on behalf of himself or any third party, any client or vendor, for services competitive with the Business, of Medialink and its affiliates.

(f)                 Torosian agrees that upon Medialink’s request, he shall enter into a voting agreement whereby Torosian will agree to vote his shares of Medialink stock (and all shares under his control) in favor of the Merger.  Torosian further agrees that he shall support approval of the Merger.

(g)                 Torosian agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle Medialink, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach without posting a bond or showing special damages.  The parties understand and intend that each restriction agreed to by Torosian hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant.  In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Medialink seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

9.           (a)           Torosian hereby stipulates, agrees, and understands that in consideration of the payments set forth in Section 6 above, that being good and valuable consideration, Torosian hereby acting of his own free will, voluntarily and on behalf of himself, his heirs, administrators, executors, successors, and assigns, releases Medialink, its subsidiaries, affiliates, directors, officers, members, employees, attorneys, representatives, and agents and each of them and their predecessors, successors and assigns (hereinafter “Medialink Parties”) from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of an alleged breach of the Employment Agreement or relating to purported employment discrimination or violations such as Civil Rights violations, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. section 2000e, et seq.), the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871 (42 U.S.C. sections 1981 and 1983), Executive Order 11246 as amended, the Age Discrimination in Employment Act of 1967 (29 U.S.C. section 621, et seq.), the Equal Pay Act of 1963 (29 U.S.C. section 26(d)(1), the Rehabilitation Act of 1973 (29 U.S.C. section 701-794), the Americans with Disabilities Act (ADA), the New York Human Rights Law, Exec. Law, CH. 118, Art. 15, section 290, et seq. or any other applicable federal, state or local employment discrimination statute or ordinance which Torosian might have or assert against any of the Medialink Parties:  (1) by reason of his employment relationship or dealings with Medialink or the termination of said relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the date of execution of this Agreement, except that the foregoing (i) does not affect the future right of Torosian and/or any heir, administrator, executor, successor, and assign to enforce the terms of this Agreement, and (ii) does not waive any vested benefits under any welfare, pension or retirement benefit plan maintained by Medialink, which shall be governed by the applicable plan or COBRA, as the case may be.

(b)           Medialink hereby stipulates, agrees, and understands that in consideration of the obligations undertaken herein by Torosian, that being good and valuable consideration, Medialink, on behalf of itself and the Medialink Parties, hereby releases Torosian from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind arising out of or related to any fact, thing or matter which is known to Medialink as of the date of this Agreement.  The knowledge of Torosian shall not be imputed to Medialink.

10.           Torosian agrees and understands that failure in any material respect to adhere to the terms and conditions of this Agreement, including but not limited to the provisions of Sections 8 and 9 of this Agreement, as well as any action commenced by him against the Medialink Parties, other than to enforce the terms of this Agreement, shall immediately void Medialink’s obligation to pay the amounts set forth above, and any and all monies and/or benefits provided for herein to Torosian and shall require immediate repayment by Torosian of the value of all consideration paid or provided to Torosian by Medialink pursuant to this Agreement.  Further, in any action by one party hereof against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable costs and attorneys’ fees in defending or prosecuting such action.

11.           (a)           Torosian represents that he has not filed any lawsuits or demands for arbitration against Medialink, or filed or caused to be filed any charges or complaints against Medialink with any municipal, state or federal agency charged with the enforcement of any law.  Pursuant to and as part of Torosian’s release of Medialink as set forth above, Torosian agrees to the fullest extent permitted by law, not to sue, or file a charge, complaint, grievance or demand for arbitration against Medialink in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Medialink, and that occurred up to and including the date of his execution of this Agreement, unless required to do so by law.  To the extent any such action may be brought by a third party, Torosian expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

(b)           Notwithstanding the provisions of Section 9(a) and Section 11(a) above, the agreement of Torosian not to file a lawsuit or complaint or charge against the Medialink Parties as provided in Section 11(a) shall not be deemed, construed or interpreted as prohibiting Torosian from filing a charge or complaint against the Medialink Parties with the U.S. Equal Opportunity Commission (the “EEOC”), the New York State Division of Human Rights (the “DHR”) or any other state or federal governmental agency or authority or from participating in any investigation or proceeding which may be brought by the EEOC, the DHR or any other governmental agency or authority against the Medialink Parties; provided however, even though Torosian may file any such complaint or charge or participate in any such investigation or proceeding, he shall not be entitled or permitted to participate in or receive any monetary damages or assessments made by the EEOC, the DHR or any other governmental agency or authority against the Medialink Parties.  In addition, the agreement of Torosian not to file a lawsuit or complaint or charge against the Medialink Parties as contained in Section 11(a) shall not be deemed, construed or interpreted as prohibiting Torosian from challenging the validity of the release contained in Section 9(a) or his agreement not to file a lawsuit or complaint or charge against the Medialink Parties as contained in Section 11(a).

12.           Medialink acknowledges that Torosian may make an application for unemployment benefits and Medialink agrees not to contest or object to same, provided that such application is truthful and accurate.

13.           Medialink agrees that, other than disclosures required by law, rule or regulation, it will make no disclosures concerning Torosian’s employment or other information regarding Torosian, except to the extent requested to do so by Torosian and except to state that pursuant to Medialink policy it can only confirm employment, job title, dates of service, rate of pay or to disclose other information as required by law.

14.           Medialink and Torosian agree that confidentiality is a material condition of this Agreement.  Torosian agrees not to disclose or make reference to the terms of this Agreement without prior written consent of Medialink, except as required by law; provided, however, that disclosure shall be permitted to Torosian’s attorney, financial advisors and immediate family, and to any new or potential employers of Torosian.  Nothing herein shall preclude Torosian from discussing in general terms his duties and responsibilities while at Medialink.  Torosian acknowledges that Medialink will file all appropriate securities filings with regard to the termination of Torosian’s employment relationship with Medialink.

15.           Torosian further agrees that he shall make no negative statements concerning any aspect of the business of Medialink or concerning any of the Medialink Parties or The NewsMarket, Inc. or the Merger Partner.  Medialink agrees that it shall make no negative statements regarding Torosian.

16.           Torosian acknowledges that, other than as expressly set forth herein, he has no entitlement to severance pay, change in control payments, or any benefit resulting from the termination of his relationship with Medialink.  Torosian further understands that his receiving the consideration set forth in this Agreement is conditional upon his signing and not revoking this Agreement and complying with the terms and provisions hereof.

17.           If any provision, or portion thereof, of this Agreement is determined to be invalid under applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which shall remain in full force and effect.

18.           This Agreement, together with the Employment Agreement as modified herein, constitutes the complete agreement between the parties and no other representations have been made by Medialink or Torosian.  This document resolves all outstanding issues arising from Torosian’s relationship with Medialink.

19.           This Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, excluding its conflicts of law rules.  The parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Court in the Southern District of New York or in the Supreme Court for the State of New York, County of New York.  The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING BROUGHT BY ONE PARTY AGAINST ANOTHER RELATED TO THIS AGREEMENT.

20.           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEDIALINK WORLDWIDE INCORPORATED

By:
KENNETH G. TOROSIAN	Name
Title

Date: _____________ ___, 2009	Date: ____________________ ____, 2009